Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America Announces Results of the 2nd Quarter 2010 and Declares Dividend

SPARTANBURG, S.C., July 28, 2010 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the quarter and six months ended June 30, 2010.

Highlights Six Months and Quarter ended June 30, 2010:

•                  Diluted earnings per share for the six months and quarter were $0.30 and $0.08, respectively

•                  Excluding charges of $2.4 million for legal settlements, diluted earnings per share for the six months and quarter would have been $0.32 and $0.10, respectively

•                  Center gross profit for the quarter increased $6.5 million to $31.1 million, which represents a 26.2% increase over the same period for the prior year

•                  Income before income taxes for the quarter was $9.6 million, an increase of 10.0% over the same period for the prior year

•                  Excluding legal settlements, income before income taxes for the quarter was $11.9 million, an increase of 37.0% over the same period for the prior year

Commenting on the results of the second quarter of 2010, Advance America’s President and Chief Executive Officer, Ken Compton, said, “Advance America continues to deliver solid results in the face of challenging regulatory environments and costs associated with legal settlements and costs related to center consolidations. We believe our overall strength suggests that the demand for our service will persist well into the future. Amid an active public discourse on the personal financial needs of consumers, Advance America’s performance is evidence that customers are satisfied with our services and that we provide a valuable alternative to other options in the evolving financial services landscape.”

Revenues

For the six months ended June 30, 2010, total revenues decreased 6.8% to $285.8 million, compared to $306.5 million for the same period in 2009. Total revenues for the quarter ended June 30, 2010 decreased 5.8% to $141.4 million, compared to $150.1 million for the same period in 2009.

These comparisons include the results of operations in Virginia, Washington, South Carolina, and Kentucky, where regulatory changes have reduced the Company’s revenue and profitability. Revenues in these four states were $31.4 million and $14.1 million for the six months and quarter ended June 30, 2010, compared to $65.0 million and $28.9 million for the same periods in 2009. Based on past experience, the Company expects to experience lower revenue in these states for the next several quarters.

Excluding Virginia, Washington, South Carolina, and Kentucky, total revenues for both the six months and quarter ended June 30, 2010, increased by 5.4% and 5.0%, respectively, compared to the same periods in 2009.

For the quarter ended June 30, 2010, total revenues for the Company’s centers opened prior to April 1, 2009 and still open as of June 30, 2010 decreased 0.7% compared to the same period in 2009.

Excluding Virginia, Washington, South Carolina, and Kentucky, total revenues from the Company’s centers opened prior to April 1, 2009 and still open as of June 30, 2010 increased 7.9% for the quarter ended June 30, 2010, compared to the same period in 2009.

Provision for Doubtful Accounts

The provision for doubtful accounts as a percentage of total revenues for the six months ended June 30, 2010 was 13.2%, compared to 17.7% for the same period in 2009. For the quarter ended June 30, 2010, the provision for doubtful accounts as a percentage of total revenues was 17.7%, compared to 22.0% for the same period in 2009. Loss reserves were lower during the six months and quarter ended June 30, 2010 compared to the same periods in 2009 due to lower loan balances and reduced losses on the Company’s open-ended line of credit product in Virginia. The Company began offering a line of credit product in Virginia in November 2008 and ceased offering new lines of credit in February 2010. The provision for doubtful accounts was reduced by approximately $0.1 million from the sale of previously written-off receivables during the quarter ended June 30, 2010, compared with $2.2 million during the same period in 2009.

Expenses and Center Gross Profit

For the quarter ended June 30, 2010, the Company’s advertising expense was $6.6 million, or 4.6% of revenue, compared to $8.9 million, or 6.0% of revenues, for the same period in 2009. The Company’s advertising expenses tend to vary from quarter to quarter based on the timing of various initiatives and business needs.  The Company expects advertising expenses will be approximately 3.0% to 3.5% of revenue for 2010.

Center expenses for the six months and quarter ended June 30, 2010 were $211.9 million and $110.2 million, respectively, compared to $237.5 million and $125.5 million for the same periods in 2009.

Center gross profit increased 7.0% to $73.9 million for the first six months of 2010 from $69.1 million in the same period in 2009. For the quarter ended June 30, 2010, center gross profit was $31.1 million compared to $24.7 million for the quarter ended June 30, 2009, an increase of 26.2%.

For the six months ended June 30, 2010, general and administrative expenses were $33.3 million compared to $27.9 million for the same period in 2009. General and administrative expenses for the quarter ended June 30, 2010 were $16.6 million compared to $13.8 million for the same period in 2009.  The increase in general and administrative expenses for the six months and quarter ended June 30, 2010 is due primarily to higher legal and consulting expenses.

Legal Settlements

The results of both the six months and quarter ended June 30, 2010 include legal settlement expenses of $2.4 million, including $2.0 million related to the previously disclosed settlement of a lawsuit in Missouri.   Management believes presenting the effect of legal settlement charges on diluted earnings per share and income before income taxes provides a useful understanding of the Company’s underlying operational performance and the materiality of those charges.

Center Closings

During the quarter ended June 30, 2010, the Company closed or consolidated 26 centers in 12 different states. As the Company previously announced, it has also decided to close approximately 125 centers during the third and fourth quarters of 2010. Many of these centers are in Arizona, Colorado, and Washington where legislative and regulatory events have negatively affected operations. The Company had approximately $1.4 million of center closing costs during the quarter ended June 30, 2010, compared to $1.7 million during the same period in 2009. Closing costs include severance, center tear-down costs, lease termination costs, and the write-down of fixed assets.  The Company now estimates that additional costs associated with the previously announced closings to range between $2.8 and $5.0 million, all of which is expected to be incurred during the third and fourth quarters of 2010.

As of June 30, 2010, the Company had an operating network of 2,476 centers and 72 limited licensees in 32 states, the United Kingdom, and Canada.

Income before Income Taxes

Income before income taxes for the first six months of 2010 decreased 2.3% to $33.6 million compared to $34.4 million for the same period in 2009. Income before income taxes for the quarter ended June 30, 2010 was $9.6 million compared to $8.7 million for 2009, an increase of 10.0%. Excluding legal settlements of $2.4 million, income before income taxes for the quarter was $11.9 million, an increase of 37.0% over the prior year.

Income Tax Rate

The effective income tax rate as a percentage of income before income taxes was 46.4% and 23.5% for the three months ended June 30, 2010 and 2009, respectively. The effective income tax rate as a percentage of income before income taxes was 44.6% and 36.7% for the six months ended June 30, 2010 and 2009, respectively.   The increase in the effective tax rate in the current year is primarily a result of a one-time reduction in state tax expense recognized in the prior year and other discrete items recognized in the current year.

Net Income and Earnings per Share

Net income for the first six months of 2010 decreased 14.6% to $18.6 million compared to $21.8 million for the same period in 2009. Net income for the quarter ended June 30, 2010 was $5.1 million compared to $6.6 million for 2009, a decrease of 22.9%.

Diluted earnings per share were $0.30 for the six months ended June 30, 2010, compared to diluted earnings per share of $0.35 for the same period in 2009. For the quarter ended

June 30, 2010, diluted earnings per share were $0.08, compared to diluted earnings per share of $0.11 for the same period in 2009. Excluding the $2.4 million charge for legal settlements, diluted earnings per share for the six months and quarter ended June 30, 2010, would have been $0.32 and $0.10, respectively.

Quarterly Dividend

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend, the Company’s 23rd consecutive quarterly dividend, will be payable on September 3, 2010 to stockholders of record as of August 24, 2010.

Since our December 2004 initial public offering, the Company has returned approximately $379.4 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends.

Conference Call

The Company will discuss the results on a conference call Thursday, July 29 at 8:00 a.m. (ET).

To listen to this call, please dial the conference telephone number (877) 303-6168. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamerica.net.  An audio replay of the call will be available online or by telephone (800) 642-1687 (replay passcode: 86621659) until August 11, 2010.

About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of non-bank cash advance services, with approximately 2,500 centers and 72 limited licensees in 32 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

# # #

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance (including, but not limited to, estimated costs associated with the consolidation/closing of centers and the effect of new legislation and regulation on our operations), our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net

Interim Unaudited Consolidated Statements of Income

Three and Six Months Ended June 30, 2009 and 2010

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2010	2009	2010

Total Revenues	$150,124	$141,357	$306,517	$285,755

Center Expenses:
Salaries and related payroll costs	45,404	44,119	92,917	91,704
Provision for doubtful accounts	33,012	25,058	54,110	37,792
Occupancy costs	23,247	21,993	48,020	45,464
Center depreciation expense	3,260	2,559	6,983	5,256
Advertising expense	8,935	6,567	11,116	10,202
Other center expenses	11,606	9,937	24,312	21,448
Total center expenses	125,464	110,233	237,458	211,866
Center gross profit	24,660	31,124	69,059	73,889

Corporate and Other Expenses (Income):
General and administrative expenses	13,798	16,623	27,869	33,264
Legal settlements	—	2,350	—	2,388
Corporate depreciation expense	679	701	1,367	1,391
Interest expense	1,595	1,097	3,294	2,274
Interest income	(17)	(5)	(34)	(18)
(Gain)/Loss on disposal of property and equipment	(80)	152	(47)	320
Loss on impairment of assets	—	654	2,209	654
Income before income taxes	8,685	9,552	34,401	33,616
Income tax expense	2,043	4,430	12,616	15,007
Net income	$6,642	$5,122	$21,785	$18,609

Net income per common share - basic	$0.11	$0.08	$0.36	$0.30
Weighted average number of shares outstanding - basic	60,865	61,070	60,862	61,020

Net income per common share - diluted	$0.11	$0.08	$0.35	$0.30
Weighted average number of shares outstanding - diluted	61,657	61,742	61,545	61,680

Consolidated Balance Sheets

December 31, 2009 and June 30, 2010

(in thousands, except per share data)

	December 31,	June 30,
	2009	2010
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$38,189	$14,232
Advances and fees receivable, net	204,234	192,761
Deferred income taxes	19,145	19,145
Other current assets	17,383	20,934
Total current assets	278,951	247,072
Restricted cash	4,366	3,800
Property and equipment, net	31,839	26,248
Goodwill	127,031	126,812
Other assets	3,964	3,501
Total assets	$446,151	$407,433

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,562	$11,634
Accrued liabilities	31,432	31,434
Income taxes payable	11,400	—
Accrual for third-party lender losses	4,528	3,973
Current portion of long-term debt	851	875
Total current liabilities	61,773	47,916
Revolving credit facility	141,058	106,299
Long-term debt	4,367	3,861
Deferred income taxes	23,349	23,349
Deferred revenue	2,717	1,787
Other liabilities	274	300
Total liabilities	233,538	183,512

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 61,614 and 62,156 shares outstanding at December 31, 2009 and June 30, 2010, respectively	968	968
Paid in capital	290,146	289,879
Retained earnings	182,765	193,618
Accumulated other comprehensive loss	(1,934)	(2,468)
Common stock in treasury (35,207 and 34,665 shares at cost at December 31, 2009 and June 30, 2010, respectively)	(259,332)	(258,076)
Total stockholders’ equity	212,613	223,921
Total liabilities and stockholders’ equity	$446,151	$407,433